================================================================================




                            POOL ENERGY SERVICES CO.

                                      AND

                       THE FIRST NATIONAL BANK OF BOSTON

                                AS RIGHTS AGENT


                                   ----------

                               FIRST AMENDMENT TO
                                RIGHTS AGREEMENT

                          Dated as of January 10, 1999




================================================================================

                           FORM OF FIRST AMENDMENT TO
                                RIGHTS AGREEMENT


     This First Amendment to Rights Agreement dated as of January 10, 1999, by and between Pool Energy Services Co., a Texas corporation (the "Company"), and The First National Bank of Boston, a national banking institution (the "Rights Agent").

     The Board of Directors of the Company has authorized the execution and delivery by the Company of an Agreement and Plan of Merger to be dated as of January 10, 1999, by and among Nabors Industries, Inc., a Delaware corporation ("Nabors"), Starry Acquisition Corp., a Texas corporation and a wholly-owned subsidiary of Nabors, and the Company, and in connection therewith the Board has determined in good faith that certain amendments set forth below to the Rights Agreement dated as of June 7, 1994, between the Company and the Rights Agent (the "Rights Agreement") are desirable and, pursuant to Section 27 of the Rights Agreement, has duly authorized such amendments to the Rights Agreement. A duly authorized officer of the Company has executed and delivered this First Amendment to Rights Agreement (the "Amendment").

     Accordingly, for good and valuable consideration, the parties hereby agree as follows:

     Section 1. Certain Definitions. For purposes of this Amendment, terms which are capitalized but not defined herein and which are defined in the Rights Agreement shall have the meanings ascribed to them in the Rights Agreement.

     Section 2. Amendment to Section 1 of the Rights Agreement. Section 1 of the Rights Agreement is hereby amended to add the following definitions:

          "Merger" shall mean the merger of Starry Acquisition Corp., a Texas corporation and a wholly owned subsidiary of Nabors, with and into the Company pursuant to the Merger Agreement.

          "Merger Agreement" shall mean the Agreement and Plan of Merger dated as of January 10, 1999, among Nabors, Starry Acquisition Corp. and the Company, as the same may be amended from time to time in accordance with its terms.

          "Nabors" shall mean Nabors Industries, Inc., a Delaware corporation.

     Section 1 of the Rights Agreement is further amended to provide that the definition of "Expiration Date" shall read in its entirety as follows.

          "Expiration Date" shall mean the earliest of (i) the Final Expiration Date, (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, (iii) the time at which the Rights expire pursuant to Section 13(d) hereof, (iv) the time at which all Rights then outstanding and exercisable are exchanged pursuant to Section 24 hereof, and (v) the time which is immediately prior to the Effective Time of the Merger (as defined in the Merger Agreement).

     Section 3. Addition of Section 35 of Rights Agreement. The Rights Agreement is hereby amended to add thereto Section 35, which provides as follows:

          Section 35. The Merger Agreement. Notwithstanding anything in this Agreement to the contrary, no Distribution Date, Share Acquisition Date, Triggering Event, Flip-In Event or Flip-Over Event shall be deemed to have occurred, neither Nabors, Starry Acquisition Corp. nor any of their Affiliates shall be deemed to have become an Acquiring Person, and no holder of Rights shall be entitled to exercise such Rights under, or be entitled to any rights pursuant to Sections 7(a), 11(a) or 13(a) of this Rights Agreement, in each case by reason of (a) the approval, execution or delivery of the Merger Agreement or (b) consummation of any of the transactions contemplated thereby, including, without limitation, the Merger.

     Section 4. Effectiveness. This Amendment shall be deemed effective as of January 10, 1999 as if executed by both parties on such date. Except as expressly amended by this Amendment, the Rights Agreement shall remain in full force and effect.

     Section 5. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Texas and for all purposes shall be governed by and construed and enforced in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

     Section 6. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     Section 7. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, then the remainder of the terms, provisions, covenants or restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.


     Section  8.  Descriptive  Headings.  Descriptive  headings  of  the several
Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed all as of the day and year first above written.

                                        POOL ENERGY SERVICES CO.



Attest.                                By:
       -----------------------            -------------------------
                                            Authorized Officer



       (seal)
                                        THE FIRST NATIONAL BANK OF
                                        BOSTON, Rights Agent



                                        By:
                                           -------------------------
                                             Authorized Officer